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                                                                Exhibit 5.1



January 8, 1998

TRW Inc.
1900 Richmond Rd.
Cleveland, Ohio  44124

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I am General Counsel of TRW Inc. (the "Company") and have acted in that capacity in connection with the proposed issuance by the Company of up to $80,000,000 aggregate principal amount of debt securities ("Debt Securities") in a public offering being registered pursuant to Rule 462(b) of the General Rules and Regulations under the Securities Act of 1933, as amended, in a Registration Statement on Form S-3 (the "Registration Statement").

In my capacity as General Counsel, I am familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Debt Securities. I have examined, or caused to be examined, such statutes, instruments relating to the Company, corporate records of the Company, agreements and other instruments and documents, and I have made or caused to be made such investigation of law, as I have deemed appropriate as a basis for the opinion expressed below.

Based upon the foregoing, I am of the opinion that when the Debt Securities are sold and delivered as contemplated in the Registration Statement, they will be duly and validly authorized and issued, and will be valid and binding obligations of the Company.

I hereby consent to the filing of the opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the Prospectus included as part of the Registration Statement Nos. 33-42870 and 33-61711 and incorporated by reference in the Registration Statement.

Very truly yours,

/s/ William B. Lawrence

William B. Lawrence
General Counsel